EXHIBIT 11

                            CALCULATION OF BASIC AND
                           DILUTED EARNINGS PER SHARE



                            BASIC EARNINGS PER SHARE

                                                                        December 31,
                                                                   ----------------------
                                                                    1997            1996
                                                                   ------          ------
Net income                                                         $3,951          $2,285

Weighted average number of shares outstanding                       4,733           2,507
                                                                   ------          ------

Net income per share - Basic                                       $ 0.83          $ 0.91
                                                                   ======          ======


                           DILUTED EARNINGS PER SHARE

Net income                                                         $3,951          $2,285

Weighted average number of shares                                   4,733           2,507

Dilutive effect of outstanding options
  and warrants (as determined by the application
  of the treasury stock method)                                       173             969
                                                                   ------          ------

Net income per share - Diluted                                     $ 0.81          $ 0.66
                                                                   ======          ======